Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                                    CNS, INC.
                                   AS AMENDED

                                    ARTICLE I
                                      NAME

         1.1) The name of the corporation is CNS, Inc.

                                    ARTICLE 2
                                REGISTERED OFFICE

         2.1) The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3
                                    PURPOSES

         3.1) The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE 4
                                  CAPITAL STOCK

         4.1) Authorized Capital Stock. The total number of shares of stock which the corporation shall have authority to issue is Fifty-Eight Million, Four Hundred Eighty-Three Thousand Five Hundred Eighty-Nine (58,483,589) shares, divided into Fifty Million (50,000,000) shares of Common Stock, $.01 par value per share, and Eight Million Four Hundred Eighty-Three Thousand Five Hundred Eighty-Nine (8,483,589) shares of Preferred stock, $.01 par value per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the corporation's capital stock are to be determined by resolution of the Board of Directors and a certificate setting forth such resolutions and the number of shares of such class or series must be filed and recorded pursuant to Delaware law.

         4.2) Voting Rights. Each holder of record of the common stock of the corporation shall be entitled to one (1) vote for each share of common stock held by him or her at each meeting of the shareholders and in respect to any matter on which the shareholders have a right to vote. The right to vote shall be subject to the provisions of the by-laws of the corporation in effect and fixing a record date for the determination of shares entitled to vote.

         4.3) Preemptive Rights. Unless otherwise provided by the Board of Directors, the shareholders of the corporation shall not have the preemptive right of subscription to any shares of common stock of preferred stock of the corporation to be issued or sold, or hereafter authorized, or any obligations or securities exchangeable for or convertible into stock of the corporation which has not yet been authorized.

         4.4) Stock Rights and Options. The Board of Directors shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

         4.5) Dividends. The holders of the common stock and preferred stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property, or in shares of the capital stock of the corporation.

                                    ARTICLE 5
                                  INCORPORATOR

         5.1) The name and mailing address of each incorporator is as follows:

         NAME                               MAILING ADDRESS

         Daniel E. Cohen, M.D.              7090 Shady Oak Road
                                            Eden Prairie, MN 55344


                                    ARTICLE 6
                                  INCORPORATOR

         6.1) The corporation is to have perpetual existence.

                                    ARTICLE 7
                                    DIRECTORS

         7.1) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal by by-laws of the corporation.

         7.2) Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                                    ARTICLE 8
                         EXCULPATION AND INDEMNIFICATION

         8.1) A director of this corporation shall not be liable to the corporation or the stockholders of this corporation for monetary damages for a breach of the fiduciary duty of care as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same currently exists or hereafter is amended. The corporation shall, to the fullest extent permitted under Delaware Corporation Law as the same currently exists or hereafter is amended, indemnify the directors of this corporation.

                                    ARTICLE 9
                            AMENDMENT OF CERTIFICATE

         9.1) The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE 10
                         STOCKHOLDERS MEETING AND BOOKS

         10.1) Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed, and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of March, 1987.


                                           /s/ Daniel E. Cohen, M.D.
                                           Daniel E. Cohen, M.D.


STATE OF MINNESOTA                  )
                                    ) ss.
COUNTY OF HENNEPIN                  )


         On this 5th of March, 1987, before me, a notary public, within and for said county, personally appeared Daniel E. Cohen, M.D., to me known to be the person described and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.

                                                   /s/ Glen H. Brown
                                                   Notary Public